ARTICLES OF INCORPORATION

                                       OF

                        EASTERN VIRGINIA BANKSHARES, INC.

                                    ARTICLE I
                                      NAME

         The name of the corporation is Eastern Virginia Bankshares, Inc.

                                   ARTICLE II
                                  CAPITAL STOCK

         Paragraph A. The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share is as follows:

                                            Number of
         Class                               Shares           Par Value

         Common Stock                       50,000,000          $2.00

         Paragraph B. No holders of any class of stock of the Corporation shall have any preemptive or other preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or
(iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

         Paragraph C. The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation. The holders of the Common Stock shall have one vote for each share of Common Stock held by them. The holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.


                                   ARTICLE III
                     INDEMNIFICATION AND LIMITS ON LIABILITY
                            OF DIRECTORS AND OFFICERS

         Paragraph A. The Corporation shall indemnify any Director or Officer made a Party to a Proceeding (including without limitation any Proceeding by or in the right of the Corporation in which the Director or Officer is adjudged liable to the Corporation) because he or she is or was a Director or Officer of the Corporation against any Liability incurred in the Proceeding to the fullest extent permitted by Virginia law, as it may be amended from time to time.

         Paragraph B. The Corporation shall not indemnify a Director or Officer under Paragraph A above (unless authorized or ordered by a court) unless in each specific case a determination pursuant to Virginia law, as it may be amended from time to time, has been made that indemnification is permissible under the circumstances. The termination of a Proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the Director or Officer is not entitled to indemnification under this Article III.

         Paragraph C. Expenses incurred by a Director or Officer in a Proceeding shall be paid by the Corporation in advance of the final disposition of the Proceeding if:

         1. The Director or Officer furnishes the Corporation a written statement of his good faith belief that he or she is entitled to indemnification pursuant to this Article III.

         2. The Director or Officer furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard for indemnification pursuant to this Article III; and

         3. A determination pursuant to Virginia law, as it may be amended from time to time, is made that the facts then known to those making the determination would not preclude indemnification under this Article III.

         The undertaking required by subsection 2 of this Paragraph C shall be an unlimited general obligation of the Director or Officer but need not be secured and may be accepted without reference to his or her financial ability to make repayment.

         Paragraph D. The indemnification provided by this Article III shall not be exclusive of any other rights to which any Director or Officer may be entitled, including without limitation rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by the Corporation or others, even as to liabilities against which the Corporation would not have the power to indemnify such Director or Officer under the provisions of this Article III.

         Paragraph E. The Corporation may purchase and maintain at its sole expense insurance, in such amounts and on such terms and conditions as the Board of Directors may deem reasonable, against all liabilities or losses it may sustain in consequence of the indemnification provided for in this Article III.

         Paragraph F. The Board of Directors shall have the power but not the obligation, generally and in specific cases, to indemnify employees and agents of the Corporation to the same extent as provided in this Article III with respect to Directors or Officers. The Board of Directors is hereby empowered by a majority vote of a quorum of disinterested Directors to contract in advance to indemnify any Director or Officer. The Board of Directors is further empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to contract in advance to indemnify any person who is not a Director or Officer who was or is a party to any Proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or was serving at the request of the Corporation as Director, Officer, employee or agent of another corporation, partnership, joint venture trust, employee benefit plan or other enterprise, to the same extent as if such person were a Director or Officer.

         Paragraph G. To the full extent that Virginia law, as it exists on the date hereof or may hereafter be amended, permits the elimination of the liability of Directors and Officers, a Director or Officer shall not be liable to the Corporation or its shareholders for any monetary damages.

         Paragraph H.  In this Article III:

                  "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the Corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes the estate or personal representative of a director.

                  "Officer" means an individual who is or was an officer of the Corporation or an individual who is or was serving at the Corporation's written request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An officer is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Officer" includes the estate or personal representative of an officer. Except as set forth above "Officer" does not include officers of corporations controlled by the Corporation.

                  "Expenses" includes but is not limited to counsel fees.

                  "Liability" means the obligation to pay a judgment, settlement, penalty, fine, including without limitation any excise tax assessed with respect to an employee benefit plan, or reasonable Expenses incurred with respect to a Proceeding.

                  "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in any Proceeding.

                  "Proceeding" means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

                                   ARTICLE IV
                                    DIRECTORS

         Paragraph A.   The initial directors, whose terms shall expire at the
first shareholders' meeting at which directors are elected, shall be:

Thomas M. Boyd, Jr.                             Robert L. Covington
766 Water Lane                                  72 Rowes Landing Road
Tappahannock, VA 22560                          P. O Box 153
                                                Heathsville, VA 22473

         Commencing with the first shareholders' meeting at which directors are elected, the directors shall be elected at each annual meeting of the stockholders of the Corporation.

         Paragraph B. Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

         Paragraph C. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only in accordance with the Bylaws by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the full term of the new directorship or the remainder of the full term of the directorship in which the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                    ARTICLE V
                            SPECIAL VOTING PROVISIONS

         Paragraph A. An amendment to the Articles of Incorporation of the Corporation shall be approved if:

         1. A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

         2. Unless such action shall have been approved by at least two-thirds of the directors, holders of more than two-thirds of the issued and outstanding shares of the Corporation's Common Stock vote in favor of such action.

         Paragraph B. Any merger or share exchange to which the Corporation is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, shall be approved if:

         1. A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

         2. Unless such action shall have been approved by at least two-thirds of the directors, at least two-thirds of the issued and outstanding shares of the Corporation's Common Stock vote in favor of such action.

         This Paragraph B shall not affect the power of the Board of Directors to condition its submission of any plan of merger, share exchange or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, on any basis, including the requirement of a greater vote.

                                   ARTICLE VII
                           REGISTERED OFFICE AND AGENT

         The address of the initial registered office shall be located in the City of Richmond, Virginia and the post office address of the initial registered office of the corporation is Two James Center, 1021 East Cary Street, 16th Floor, P. O. Box 1320, Richmond, VA 23210-1320. The name of the initial registered agent is Wayne A. Whitham, Jr., who is a resident of Virginia and a member of the Virginia State Bar, and whose business office is the same as the registered office of the Corporation.



                                            ----------------------------------
                                            Wayne A. Whitham, Jr. Incorporator

Dated: September 5, 1997